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                                                                    Exhibit 99.2


                  [SKYLANDS FINANCIAL CORPORATION LETTERHEAD]

                                                  ________________________, 2000

Dear Shareholder:

     You are cordially invited to the annual meeting of shareholders of Skylands Financial Corporation to be held on ____________________________, 2000, at
______________ ___.m., at ______________________.

     The Board of Directors of Skylands Financial Corporation and Fulton Financial Corporation have approved an agreement and plan of merger providing for the acquisition of Skylands by Fulton Financial through a merger. In the merger, Skylands shareholders will receive .819 shares of Fulton Financial common stock for each share of Skylands common stock that they hold. Skylands shareholders generally will not recognize federal income tax gain or loss for the Fulton Financial common stock that they receive. The attached proxy statement/prospectus provides you with detailed information about the proposed merger. I encourage Skylands shareholders to read this entire document carefully.

     At the annual meeting, shareholders of Skylands will be asked to vote on a proposal to approve the merger agreement and to elect eleven directors to Skylands' Board of Directors. The merger cannot be completed unless the holders of a majority of the votes cast at the annual meeting to approve the merger agreement. Thus, your vote is very important. Skylands' Board of Directors strongly supports this combination of Skylands and Fulton Financial and enthusiastically recommends that you vote in favor of the merger. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to Skylands. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the nominees for director and the merger agreement.

                                    Sincerely,



                                    Michael Halpin, President